EXHIBIT 4.1

12% SENIOR SECURED CONVERTIBLE NOTE

THIS NOTE AND THE SECURITIES OBTAINABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), OR THE SECURITIES LAWS OF ANY STATE.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

12% SENIOR SECURED CONVERTIBLE NOTE

No. ASOTV-[ ]	September 7, 2012
U.S. $ _____________

FOR VALUE RECEIVED, the undersigned, As Seen on TV, Inc., a Florida corporation (the “Company”), hereby unconditionally promises to pay ____________________ (the “Holder”), on the Maturity Date (as defined in Section 1 hereof) to the order of the Holder, in lawful money of the United States of America and in immediately available funds, the principal amount of _____________________ ($________) Dollars (the “Principal Amount”).  Interest shall accrue the rate of 12% per annum (“Interest”) based on a 360 day year, shall compound annually and shall be payable on the Maturity Date (as defined below) or converted pursuant to Section 3 hereof.

This Note is one of a series of 12% senior secured convertible notes of like tenor and ranking made by the Company in favor of certain investors and issued, from time to time (collectively, the “Notes”) pursuant to that certain Securities Purchase Agreement by and between the Company and certain investors, including the Holder, of even date herewith, including all attachments, schedules and exhibits thereto (the “Securities Purchase Agreement”). Capitalized terms used and not otherwise defied herein shall have the meanings set forth in the Securities Purchase Agreement.  Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of Principal Amount and Interest with respect to any of the Notes shall be applied ratably and proportionately on the outstanding Notes on the basis of the Principal Amount of the outstanding indebtedness represented thereby.

1.

Maturity; Acceleration.  Unless otherwise converted into Next Round Equity Securities, as such term is defined in Section 3 hereof, in accordance with the provisions of said Section 3, this Note shall mature on __________ __, 2013  [THIS DATE TO BE SIX MONTHS FOLLOWING THE FINAL CLOSING DATE]  (such date, the “Maturity Date”)  On the Maturity Date, unless, and to the extent, previously converted into Next Round Equity Securities in accordance with the provisions of Section 3 hereof, any and all outstanding Principal Amount and accrued and unpaid Interest due and owing under the Note shall be immediately paid by the Company.  In addition, in the event of (i) any transaction or series of related transactions (including any reorganization, merger or consolidation) that results in the transfer of 50% or more of the voting securities of the Company or (ii) a sale of all or substantially all of the assets of the Company to another person, this Note shall be automatically due and payable.  The Company will provide the Holder not less than ten (10) business days prior written notice of the occurrence of any events referred to in this immediately preceding sentence.

2.

Seniority; Security Interest.  (a)  The indebtedness evidenced by this Note and the payment of the Principal Amount and Interest shall be Senior (as hereinafter defined) to, and have priority in right of payment over, all indebtedness of Company now outstanding.  “Senior,” as used herein, shall be deemed to mean that, in the event of any default in the payment of the obligations represented by this Note (after giving effect to “cure” provisions, if any) or of any liquidation, insolvency, bankruptcy, reorganization or similar proceedings relating to the Company, all sums payable on this Note shall first be paid in full, with Interest, if any, before any payment is made upon any other indebtedness, now outstanding or hereinafter incurred, and, in any such event, any payment or distribution of any character which shall be made in respect of any other indebtedness of Company shall be paid over to Holder for application to the payment hereof, unless and until the obligations under this Note (which shall mean the Principal Amount, Interest and any costs and expenses payable under this Note) shall have been paid and satisfied in full.

(b)  This Note is secured by a first lien and security interest in all of the assets of the Company and its wholly-owned subsidiary, TV Goods, Inc. (“Subsidiary”) pursuant to the terms of a certain Security Agreement dated as of September 7, 2012 (the “Security Agreement”), by the Company in favor of Collateral Agents, LLC as agent of the Holders (the “Agent”).  By its execution of the Securities Purchase Agreement, the Holder has authorized the Agent to act as collateral agent on behalf of the Holder and other holders of the Notes, and in such capacity to enter into the Security Agreement, as the same may be amended, modified, restated or supplemented from time to time, and to exercise for the benefit of the Holder all rights, powers and remedies provided to it, under or pursuant to the Security Agreement including, without limitation, those available upon an Event of Default (as defined in Section 4 hereof).

3.

Conversion.

(a)

General. The outstanding Principal Amount, plus accrued but unpaid Interest on this Note shall automatically convert into the Company’s equity securities,  which may include common stock, convertible preferred stock, convertible debt instruments, and/or warrants exercisable for any of the foregoing, singularly or in the form of units comprised of two or more of such kinds of equity securities (the “Next Round Equity Securities”) upon the closing of the Company’s next financing resulting in gross proceeds to the Company from the sale of Next Round Equity Securities of at least $3,000,000.  A financing referred to in the immediately preceding sentence is referred to herein as a “Qualified Next Round Financing.” For purposes of calculating the aggregate amount of such proceeds, the aggregate Principal Amount and accrued Interest on the Notes, all of which are convertible into Next Round Equity Securities in connection with the Qualified Next Round Financing, shall be excluded.  The quantity of Next Round Equity Securities to be issued upon such conversion shall equal (i) the entire outstanding Principal Amount of this Note plus accrued but unpaid Interest through the date of closing on a Qualified Next Round Financing divided by (ii) 85% of the price (a) per security or (b) per unit of securities at which the Next Round Equity Securities are sold in the Qualified Next Round Financing (hereinafter referred to as the “Conversion Price”).  The Next Round Equity Securities issued to Holder shall have rights, preferences, privileges and restrictions (including, without limitation, registration rights, preemptive rights and any other contractual rights) identical to those granted to or received by the other investors in the Qualified Next Round Financing. The Company covenants to cause such securities, when issued pursuant to this Section 3(a), to be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof, other than any taxes, liens or charges not caused by the Company.

(b)

Mechanics of Conversion.  No later than five (5) business days prior to the first closing of the Qualified Next Round Financing, the Company shall notify Holder of such closing and the conversion terms of this Note, including providing any offering documents that are utilized in connection with the Qualified Next Round Financing. The date of such first closing is herein referred to as the “Conversion Date.”  The Next Round Equity Securities issuable on the Conversion Date are herein referred to as the “Conversion Securities.”  No fractions of Conversion Securities will be issued upon the conversion of this Note.  Any fractional amount will be rounded up.  Subject to Section 3(c) below, on the Conversion Date, the repayment rights and other rights of Holder under this Note shall cease, and the person in whose name the Conversion Securities shall be issuable upon such conversion shall become the holder of record of the Conversion Securities.

(c)

Rights as a Stockholder.  Unless and until this Note is converted in accordance with the terms hereof, Holder shall not be entitled to vote or receive distributions or be deemed the holder of Conversion Securities or any other securities of the Company which may at any time be issuable upon the conversion of this Note for any purpose, nor shall anything contained herein be construed to confer upon Holder, as such, any of the rights of a stockholder of the Company or any right to vote as a stockholder of the Company or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of equity securities of the Company, reclassification of equity securities of the Company, consolidation, merger, transfer of assets or otherwise) or to receive notice of meetings, or to receive distributions or subscription rights or otherwise unless and until this Note is converted in accordance with the terms hereof.

(d)

Optional Conversion in Certain Events.  In the event a Qualified Next Round Financing is not consummated on or before the Maturity Date, the entire Principal Amount of this Note, along with all accrued Interest thereon, shall, at the option of the Holder, be convertible into the Company’s Common Stock at a conversion price equal to 20% discount to the VWAP (as defined below) (the “Optional Conversion Price”).  To effectuate such optional conversion, Holder must complete the attached Optional Conversion Notice Addendum (the “Addendum”), and deliver the original of this Note (or an affidavit of loss reasonably acceptable to the Company) and the executed Addendum to the Company on or before that date that is within 20 business days following the Maturity Date.  Subject to the terms below, the conversion will be effective two (2) business days following the Company’s receipt of the original of this Note (or affidavit of loss) and the Addendum (the “Optional Conversion Date”).  The Common Stock to be issued pursuant to any optional conversion hereunder is sometimes referred to herein as “Optional Conversion Shares.”  At such time as the Optional Conversion Price is determined pursuant to the foregoing provisions, the Company shall promptly mail (via overnight courier service) to the Holder a notice (“Optional Conversion Price Notice”) setting forth the Optional Conversion Price (including details on such calculation) and shall allow for a ten (10) business period day period for a Holder to elect an Optional Conversion into the Company’s Common Stock pursuant to these provisions.

For purposes hereof, the following definitions will apply:

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTC Bulletin Board, OTCQX or OTCQB (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Company’s Common Stock is then listed or quoted on a Trading Market, the average daily volume weighted average price of the Common Stock for the ten (10) trading days immediately preceding the Maturity Date on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time), (b) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the average daily volume weighted average price of the Common Stock for the ten (10) trading days immediately preceding the Maturity Date so reported.

4.

Events of Default.  The term “Event of Default” shall mean any of the events set forth in this Section 4:

(a)

the Company shall default in the performance of, or violate any material covenants and agreements contained in this Note or the Securities Purchase Agreement, including without limitation, the failure to pay amounts due under this Note on its Maturity Date, or any of the other Notes on their Maturity Date;

(b)

any representation, warranty or certification made by or on behalf of the Company in this Note or the Securities Purchase Agreement shall have been incorrect in any material respect when made;

(c)

there shall be a dissolution, termination of existence, suspension or discontinuance of the Company’s business for a continuous period of 20 days or it ceases to operate as going concern;

(d)

if the Company shall:

(i)

admit in writing its inability to pay its debts generally as they become due;

(ii)

file a petition in bankruptcy or a petition to take advantage of any insolvency act;

(iii)

convey any material portion of the assets of the Company to a trustee, mortgage or liquidating agent or make an assignment for the benefit of creditors;

(iv)

consent to the appointment of a receiver, trustee, custodian or similar official, for the Company or any material portion of the property or assets of the Company;

(v)

on a petition in bankruptcy filed against it, be adjudicated a bankrupt; or

(vi)

file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof;

(e)

if a court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Company, a receiver of the whole or any substantial part of the Company’s assets, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof;

(f)

if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of the Company’s assets and such custody or control shall not be terminated or stayed within 60 days from the date of assumption of such custody or control; or

(g)

the Company shall default in any of its obligations under any other promissory note, indenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $50,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable.

If any Event of Default described in clause (d) of Section 4 shall occur, the Principal Amount of this Note, together with all accrued and unpaid Interest shall automatically be and become immediately due and payable, without notice or demand.

If any Event of Default (other than any Event of Default described in clause (d) of Section 4) shall occur for any reason, whether voluntary or involuntary, the Agent, acting on behalf of the Holder and other holders of the Notes,  may, upon written notice to the Company, declare all or any portion of the outstanding Principal Amount, together with all accrued and unpaid Interest, to be due and payable, whereupon the full unpaid Principal Amount hereof, together with all accrued and unpaid Interest shall be so declared due and payable shall be and become immediately due and payable if default is not cured by the Company within 10 business days of receipt of written notice, without further notice, demand, or presentment.

5.

Remedies.  Subject to the terms of the Security Agreement, in case any one or more of the Events of Default specified in Section 4 hereof shall have occurred and be continuing, the Agent, acting on behalf of the Holder and other holders of the Note, may proceed to protect and enforce the Holder’s rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note or may proceed to enforce the payment of all sums due upon this Note or to enforce any other legal or equitable right of the Holder.

6.

Affirmative Covenants.  The Company covenants and agrees that, while any amounts under this Note are outstanding, it shall:

(a)

Do all things necessary to preserve and keep in full force and effect its corporate existence, including, without limitation, all licenses or similar qualifications required by it to engage in its business in all jurisdictions in which it is at the time so engaged; and continue to engage in business of the same general type as conducted as of the date hereof; and continue to conduct its business substantially as now conducted or as otherwise permitted hereunder;

(b)

Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, which, if unpaid, might reasonably be expected to give rise to liens or charges upon such properties or any part thereof, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company has maintained adequate reserves with respect thereto in accordance with GAAP;

(c)

Comply in all material respects with all federal, state and local laws and regulations, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements applicable to it of all governmental bodies, departments, commissions, boards, companies or associations insuring the premises, courts, authorities, officials or officers which are applicable to the Company or any of its properties, except where the failure to so comply would not have a Material Adverse Effect (as defined in this Section 6);

(d)

Keep proper records and books of account with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP;

(e)

Keep all of its properties adequately insured at all times with responsible insurance carriers against loss or damage by fire and other hazards, and maintain adequate insurance at all times with responsible insurance carriers against liability on account of damage or injury to persons and property.

For purposes hereof, “Material Adverse Effect” shall be an event, matter, condition or circumstance which has or would reasonably be expected to have a material adverse effect on the business, operations, economic performance, assets, financial condition, material agreements or results of operations of the Company and its subsidiaries, taken as a whole.

7.

Negative Covenants.  The Company covenants and agrees that while any amount of this Note is outstanding it will not directly or indirectly:

(a)

Declare or pay, directly and indirectly, any dividends or make any distributions, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of its capital stock (including without limitation any preferred stock) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or any option, warrant or other right to purchase or acquire any such shares (in each case other than repurchases from terminated employees of the Company) or set aside any amount for any such purpose;

(b)

Sell, transfer, discount or otherwise dispose of any claim or debt owing to it, including, without limitation, any notes, accounts receivable or other rights to receive payment, except for reasonable consideration and in the ordinary course of business;

(c)

Incur, guarantee, assume or otherwise become responsible for (directly or indirectly) any indebtedness for borrowed money that is senior or pari passu to the Notes, without first obtaining the prior written consent of the holders of more than fifty one percent (51%) of the outstanding principal of the Notes (the “Requisite Consent”); or

(d)

Create, incur, assume or permit to exist any lien on any property or assets now owned or hereafter acquired by it or its Subsidiary or on any income or revenues or rights in respect of any thereof.

8.

Amendments and Waivers.  The terms of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Requisite Consent, except with respect to the Maturity Date and the Conversion Price, which can only be amended with the Holder’s consent.

9.

Notices.

(a)

Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Securities Purchase Agreement.

(b)

Any party may give any notice, request, consent or other communication under this Note using any other means (including personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended.  Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 9.

10.

Severability.  The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

11.

Governing Law.  This Note shall be governed by and construed under the laws of the State of New York applicable to agreements made and to be performed entirely within such jurisdiction.

12.

Waivers.  The non-exercise by either party of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

13.

Attorneys’ Fees; Costs.  If any Event of Default occurs, the Company promises to pay all costs of enforcement and collection, including but not limited to, Holder’s  attorneys’ fees, whether or not any action or proceeding is brought to enforce the provisions hereof.

14.

Successor and Assigns.  This Note shall be binding upon the Company and its successors and permitted assigns and shall inure to the benefit of the Holder and its successors and assigns.  The Company may not assign or delegate any of its duties or obligations under this Note without the written consent of the Holder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this Note as of the date first written above.

COMPANY:

AS SEEN ON TV, INC.

By:
Name:
Title

Optional Conversion Notice

______________________, the registered holder of this 12% Senior Secured Convertible Note, issued ________, 2012, hereby gives notice of the conversion of all outstanding principal and accrued interest into Common Stock of As Seen on TV, Inc. at a conversion price equal to $______  per share1.

Holder:

______________________________________________

(Print Name)

__________________________________________________

Signature

Date:  ________________

1

As determined pursuant to Optional Conversion Price Notice.